Exhibit 99.1

FOR IMMEDIATE RELEASE

Corey M. Horowitz, Chairman and CEO
Network-1 Technologies, Inc.
(212) 829-5770

NETWORK-1 REPORTS SECOND QUARTER RESULTS

New York, New York August 12, 2020 - Network-1 Technologies, Inc. (NYSE AMERICAN: NTIP), a company specializing in the development, licensing, and protection of its intellectual property assets, today announced financial results for the quarter ended June 30, 2020.

Network-1 had revenue of $55,000 and $216,000 for the three and six months ended June 30, 2020, respectively, as compared to revenue of $599,000 and $1,205,000 for the three and six months ended June 30, 2019, respectively. The decrease in revenue of $544,000 and $989,000 for the three and six months ended June 30, 2020 was due to the expiration of Network-1’s Remote Power Patent on March 7, 2020 resulting in no licensing revenue from such patent that accrued for any period subsequent to the expiration date.

Network-1 realized a net loss of $584,000 or $(0.02) per share basic and diluted for the three months ended June 30, 2020 compared with a net loss of $208,000 or $(0.01) per share basic and diluted for the three months ended June 30, 2019. The increased net loss of $376,000 for the three months ended June 30, 2020 was primarily due to decreased revenue of $544,000 for the three months ended June 30, 2020 as a result of expiration of the Remote Power Patent, decreased interest and dividend income of $181,000 and an increased loss on its share of net loss on its equity investment of $152,000.

Network-1 realized a net loss of $1,921,000 or $(0.08) per share basic and diluted for the six months ended June 30, 2020 compared with a net loss of $448,000 or $(0.02) per share basic and diluted for the six months ended June 30, 2019. The increased net loss of $1,473,000 for the six months ended June 30, 2020 was primarily due to decreased revenue of $989,000 for the six months ended June 30, 2020 as a result of expiration of it’s Remote Power Patent in March 2020, decreased interest and dividend income of $304,000 and an increased loss on its share of net loss on its equity investment of $349,000.

At June 30, 2020, Network-1 had cash and cash equivalents and marketable securities of $44,735,000 and working capital of $44,589,000. Network-1 believes based on its current cash position it will have sufficient cash to fund its operations for the foreseeable future.

Since inception of its Share Repurchase Program in August 2011 through June 30, 2020, Network-1 repurchased an aggregate of 8,605,659 shares of its common stock at an aggregate cost of $16,156,005 (exclusive of commissions) or an average per share price of $1.88. During the three months ended June 30, 2020, Network-1 repurchased 43,589 shares of its common stock at an aggregate cost of $97,533 (exclusive of commissions) or an average per share price of $2.24. At June 30, 2020, the remaining dollar value of shares that may be repurchased under the Share Repurchase Program was $4,196,100.

On June 9, 2020, the Board of Directors of Network-1 approved the continuation of the Network-1’s dividend policy which consists of semi-annual cash dividends of $0.05 per share ($0.10 per share annually) which are anticipated to be paid in March and September of each year. Network-1’s dividend policy was previously contingent upon receipt of revenue from its Remote Power Patent through March 7, 2020 (the expiration of the patent). On February 15, 2020, Network-1’s Board of Directors declared a semi-annual cash dividend of $0.05 per share with a payment date of March 31, 2020 to all common shareholders of record as of March 16, 2020. Network-1’s dividend policy undergoes a periodic review by its Board of Directors and is subject to change at any time depending upon Network-1’s earnings, financial requirements and other factors existing at the time.

ABOUT NETWORK-1 TECHNOLOGIES, INC.

Network-1 Technologies, Inc. is engaged in the development, licensing and protection of its intellectual property and proprietary technologies. Network-1 works with inventors and patent owners to assist in the development and monetization of their patented technologies. Network-1 currently owns eighty-four (84) patents covering various telecommunications and data networking technologies as well as technologies relating to document stream operating systems and the identification of media content. Network-1’s current strategy includes continuing licensing efforts for its Remote Power Patent and its efforts to monetize three patent portfolios (the Cox, Mirror Worlds and M2M/IoT Patent Portfolios). Network-1’s strategy is to focus on acquiring and investing in high quality patents which management believes have the potential to generate significant licensing opportunities as Network-1 has achieved with respect to its Remote Power Patent and Mirror Worlds Patent Portfolio. Network-1’s Remote Power Patent has generated licensing revenue in excess of $147,000,000 from May 2007 through June 30, 2020. Network-1 has achieved licensing and other revenue of $47,150,000 through June 30, 2020 with respect to its Mirror Worlds Patent Portfolio.

This release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements address future events and conditions concerning Network-1's business plans. Such statements are subject to a number of risk factors and uncertainties as disclosed in Network-1's Annual Report on Form 10-K for the year ended December 31, 2019 and its Quarterly Reports on 10-Q for the three months ended March 31, 2020 and June 30, 2020 filed with the Securities and Exchange Commission including, among others, Network-1’s uncertain revenue stream, the risk that Network-1 will not receive significant licensing revenue from Cisco and certain other licensees if the District Court order confirming the HP jury verdict finding of non-infringement is not reversed by the Federal Circuit Court of Appeals, the ability of Network-1 to successfully execute its strategy to acquire or make investments in high quality patents with significant licensing opportunities, Network-1's ability to achieve revenue and profits from its Cox Patent Portfolio, its M2M/IoT Patent Portfolio and additional revenue and profit from its Mirror Worlds Patent Portfolio as well as a return on its investment in IliAD Biotechnologies, LLC or other intellectual property it may acquire or finance in the future, the ability of Network-1 to enter into additional license agreements, uncertainty as to whether cash dividends will continue be paid, the uncertainty of patent litigation and proceedings at the United States Patent and Trademark Office, the difficulty in Network-1 verifying royalty amounts owed to it by its licensees, Network-1's ability to enter into strategic relationships with third parties to license or otherwise monetize their intellectual property, the risk of Network-1 being classified as a Personal Holding Company, the risk that the global COVID-19 pandemic could have an adverse impact on Network-1’s business, future economic conditions and technology changes and legislative, regulatory and competitive developments. Except as otherwise required to be disclosed in periodic reports, Network-1 expressly disclaims any future obligation or undertaking to update or revise any forward-looking statement contained herein.

The condensed consolidated statements of operations and comprehensive loss and condensed consolidated balance sheet are attached.

Network-1 Technologies, Inc.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2020	2019	2020	2019

REVENUE	$55,000	$599,000	$216,000	$1,205,000

OPERATING EXPENSES:
Costs of revenue	20,000	175,000	52,000	321,000
Professional fees and related costs	124,000	238,000	523,000	545,000
General and administrative	459,000	488,000	945,000	976,000
Amortization of patents	72,000	87,000	144,000	141,000
Stock-based compensation	85,000	127,000	157,000	271,000

TOTAL OPERATING EXPENSES	760,000	1,115,000	1,821,000	2,254,000

OPERATING LOSS	(705,000)	(516,000)	(1,605,000)	(1,049,000)

OTHER INCOME (LOSS):
Interest and dividend income, net	120,000	301,000	298,000	602,000
Net realized and unrealized gain (loss) on marketable securities	206,000	22,000	(116,000)	45,000
Total other income, net	326,000	323,000	182,000	647,000

LOSS BEFORE INCOME TAXES AND EQUITY IN NET LOSSES OF EQUITY METHOD INVESTEE	(379,000)	(193,000)	(1,423,000)	(402,000)

INCOME TAXES PROVISION (BENEFIT):
Current	(142,000)	—	(382,000)	—
Deferred taxes, net	142,000	(38,000)	382,000	(103,000)
Total income taxes (benefit)	—	(38,000)	—	(103,000)

LOSS BEFORE SHARE OF NET LOSSES OF EQUITY METHOD INVESTEE:	$(379,000)	$(155,000)	$(1,423,000)	$(299,000)

SHARE OF NET LOSSES OF EQUITY METHOD INVESTEE	(205,000)	(53,000)	(498,000)	(149,000)

NET LOSS	$(584,000)	$(208,000)	$(1,921,000)	$(448,000)

Net loss per share
Basic	$(0.02)	$(0.01)	$(0.08)	$(0.02)
Diluted	$(0.02)	$(0.01)	$(0.08)	$(0.02)
Weighted average common shares outstanding:
Basic	23,945,916	23,917,563	23,987,715	23,830,367
Diluted	23,945,916	23,917,563	23,987,715	23,830,367

Cash dividends declared per share	—	—	0.05	0.05

NET LOSS	$(584,000)	$(208,000)	$(1,921,000)	$(448,000)

OTHER COMPREHENSIVE LOSS
Net unrealized holding gain (loss) on corporate bonds and notes arising during the period, net of tax	175,000	53,000	(8,000)	163,000

COMPREHENSIVE LOSS	$(409,000)	$(155,000)	$(1,929,000)	$(285,000)

Condensed Consolidated Balance Sheet as of June 30, 2020 (Unaudited) Cash and cash equivalents and marketable securities	$44,735,000

Total current assets	$44,914,000

Total assets	$50,587,000

Total current liabilities	$325,000

Total long term liabilities	$-0-

Total stockholders' equity	$50,262,000